DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2022, First Western Financial, Inc. (the “Company,” “we,” or “our”) had one class of securities, our common stock, no par value (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
DESCRIPTION OF COMMON STOCK
General

We are incorporated in the State of Colorado. The rights of our shareholders are generally governed by Colorado law and our Amended and Restated Articles of Incorporation (“articles of incorporation”) and our Amended and Restated Bylaws, as amended (“bylaws”). The terms of our capital stock are therefore subject to Colorado law, including the Colorado Business Corporation Act, and the common and constitutional law of Colorado.

The following description of our common stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of incorporation and our bylaws. For more detailed information about the rights of our common stock, you should refer to our articles of incorporation and bylaws and the applicable provisions of Colorado law, including the Colorado Business Corporation Act, for additional information.

Authorized Capital Stock

The total number of shares of capital stock that we are authorized to issue by our articles of incorporation is 100,000,000 shares, which consists of 90,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. All outstanding shares of our common stock are fully paid and non-assessable.
Voting Rights

Each holder of our common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that we may issue. Our articles of incorporation expressly prohibits cumulative voting.

No Preemptive or Similar Rights

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.
Dividend Rights

Subject to certain regulatory restrictions and to the rights of holders of our preferred stock and any other class or series of stock having a preference as to dividends over the common shares then outstanding, dividends may be paid on the shares of common stock out of assets legally available for dividends, but only at such times and in such amounts as our board of directors shall determine and declare.

Liquidation Rights

Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our common stock would be entitled to share, ratably in proportion to the number of shares held by them, in all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock and any other class or series of stock having a preference over the common shares then outstanding.

Certain Provisions of Our Articles of Incorporation and Bylaws

Advance Notice for Shareholder Proposals and Director Nominations

Our bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a shareholder before an annual meeting of shareholders and provide for certain procedures to be followed by shareholders in nominating candidates for election as directors. Generally, the advance notice provisions require that shareholder proposals and director nominations be provided to us between 90 and 120 days prior to the first anniversary of the preceding year’s annual meeting in order to be properly brought before a shareholders meeting. The notice must set forth specific information regarding the shareholder submitting the proposal or nomination and the proposal or director nominee, as described in our bylaws, and must otherwise comply with the terms of our bylaws. These requirements are in addition to those set forth in the regulations adopted by the SEC under the Exchange Act.
Special Meetings of Shareholders

Our bylaws provide that special meetings of the shareholders may be called for any purpose by the president or by the board of directors. The president shall call a special meeting of the shareholders if the Company receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by holders of shares representing at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

Potential Anti-Takeover Effect

Our articles of incorporation and our bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our common stock and the removal of our directors or management. These provisions:

●empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;
●provide that directors may only be removed from office for cause by a majority shareholder vote;
●eliminate cumulative voting in elections of directors;
●permit our board of directors to alter, amend or repeal our bylaws or to adopt new bylaws;
●require the request of holders of at least 10.0% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;
●prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all shareholder actions to be taken at a meeting of the shareholders;
●require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the Colorado Business Corporation Act, articles of incorporation, or bylaws to be brought in Denver County in the State of Colorado;
●require shareholders that wish to bring business before our annual meeting of shareholders or nominate candidates for election as directors at our annual meeting of shareholders to provide timely notice of their intent in writing; and
●enable our board of directors to increase the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

Our bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Exclusive Forum for Adjudication of Disputes

Our bylaws provide that the state courts located in Denver County, Colorado, the county in which our headquarters in Denver lie, shall be the sole and exclusive forum for certain shareholder litigation matters, unless we consent in writing to the selection of an alternative forum. Although we believe this provision benefits us by providing increased consistency in the application of Colorado law in the types of lawsuits to which it applies and in limiting our litigation costs, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.

Stock Exchange Listing

Our common stock is traded on the Nasdaq Stock Market LLC under the symbol “MYFW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer, Co.
6725 Via Austi Pkwy., Suite 300, Las Vegas, NV 89119.